Exhibit (10)E

                          SEPARATION AGREEMENT


This Separation Agreement (this "Agreement") is made by and between Peter A. Seitz (hereinafter "Seitz") and FNB Corporation (hereinafter "FNB"). Each reference to "FNB" in this Agreement includes FNB Corporation, its corporate affiliates and subsidiaries.

In exchange for the mutual commitments and other consideration contained in this agreement, the parties agree as follows:

1. Seitz has elected to resign his position as Executive Vice President and CAO of FNB Corporation and all other positions or offices he holds or has held as an officer and employee of FNB, including but not limited to Corporate Secretary and Registered Agent of the Corporation, and has submitted his resignation effective at the close of business on October 11, 2003. FNB has accepted Seitz's resignation of employment on the date proposed by Seitz and has accepted his resignation from all other offices and positions now or previously held by him. This Agreement supersedes and nullifies all prior employment agreements existing between Seitz and FNB.

2. In consideration of the foregoing and the other covenants and conditions hereinafter set forth FNB agrees as follows:

        a. In the event Seitz hires a Real Estate Broker to sell his current dwelling located at 380 Tomahawk Drive in Christiansburg, Virginia, then FNB will pay up to one-half of the Broker's commission but not to exceed 3% of the sales price. Upon the closing of the sale of such residence, Seitz shall submit the closing statement to FNB and FNB shall make such reimbursement based on the sales price indicated on such settlement statement to Seitz within 5 business days.

        b. FNB agrees to extend, and does hereby extend, the time period for exercising the right to purchase his vested stock options for a period of ninety (90) days. Seitz may exercise said options within ninety (90) days of October 11, 2003.

        c. FNB will continue paying Seitz's base salary for a period of three (3) months beginning October 11, 2003 and payable at regular paydays, less applicable withholdings. The total sum to be paid is ($39,498.00).

        d. In the event it is determined that a Stakeholder's payout is warranted for the quarters ending September 30, 2003 and December 31, 2003, then Seitz will be paid his share as provided in said plan, less withholding.

        e. Seitz shall continue to participate in FNB's Cafeteria Plan on the same terms as immediately prior to his resignation until the earlier of (1) January 10, 2004 or (2) until he becomes a participant in the welfare benefit plan sponsored by his new employer.

        f. The parties acknowledge that a total of 1,650 shares (including the entire March 3, 2002 stock dividend) has vested and been delivered to Seitz, pursuant to a Restricted Stock Grant dated 7/27/2000. The remaining unvested grant, representing l,000 shares, will be delivered to Seitz upon execution hereof.

3. In consideration of the foregoing promises and the performance thereof, Seitz acknowledges that the consideration described in Paragraph 2, above, is in exchange for his covenants and promises in this Separation Agreement and exceeds any amounts to which he would be entitled under any law, regulation, contract, or FNB policy or benefit plan.

4. Seitz will not disparage FNB; its directors, officers and employees; or its business reputation, to any person or entity, and that at all times he will conduct himself in a manner intended and reasonably designed to promote and preserve the goodwill and reputation of FNB. Seitz further agrees to reasonably cooperate with and assist FNB in any legal dispute or regulatory matter in which FNB may become involved, including providing information or documents, submitting to depositions, and providing testimony, if required, related to events which predate this Agreement. FNB and the FNB Covered Persons (as hereinafter defined) similarly agree that it will not disparage Seitz and will at all times act in a manner intended and reasonably designed to promote and preserve Seitz's goodwill and reputation. FNB shall also shall take reasonable steps to cause its directors, officers and employees who are not privy to this Agreement to act in a manner intended and reasonably designed to promote and preserve Seitz' goodwill and reputation.

5. Seitz will not, as an owner, employee, or independent contractor, directly or indirectly, (i) solicit, or attempt to solicit, any employee of FNB to terminate his or her relationship with FNB in order to become an employee, consultant, or independent contractor for any other person or entity; (ii) solicit, interfere with, or endeavor to entice away from FNB, any of its customers within a 50-mile radius of FNB's trading area. Said area shall be deemed to include all areas located within fifty (50) miles by highway from the nearest location of an office of FNB Corporation or one of its affiliates as constituted on the 11th day of October; or (iii) assist any other person or entity in taking any of the actions described in (i) and (ii) above. The provisions of this paragraph shall terminate and cease to have any effect on October 10, 2004.

6. Seitz agrees to preserve the confidentiality of all confidential or proprietary information acquired as a result of his employment with FNB, including FNB's commercial, financial, and payroll information. Such confidential and proprietary information includes, but is not limited to, information about trade secrets, budgets, costs, markets, strategies, plans for future development, business goals, customer lists, and other business and commercial information about or owned by FNB, its subsidiaries, and its affiliated companies.

7. Seitz, on behalf of himself and his heirs, personal representatives, and assigns, forever releases FNB and the FNB Covered Persons (as hereinafter defined) from any and all claims, demands, causes of action, damages, liabilities, or obligations of any kind or nature whatsoever (collectively "Claims") arising out of his employment with FNB, including the termination of that employment, or arising out of any other event, act, or communication occurring prior to the effective date of this Agreement, including all matters and things now known and all matters and things which may hereafter be discovered, if such there be. Seitz further covenants not to sue, or initiate any other proceeding, including arbitration, with respect to such Claims or causes of action, and affirms that he has filed no claims or asserted any causes of action of any nature against FNB. This includes but is not limited to Claims under federal, state, or local laws prohibiting employment discrimination, including Claims under the Age Discrimination in Employment Act (ADEA), and any other statutory or regulatory claims of any nature, and any claims or causes of action based on contract, tort, or common law.

8. FNB and the FNB Covered Persons (as hereinafter defined) forever release Seitz from any and all claims, demands, causes of action, damages, liabilities, or obligations of any kind or nature whatsoever (collectively "Claims"), arising out of his employment with FNB, including the termination of that employment, or arising out of any other event, act, or communication occurring prior to the effective date of this Agreement, including all matters and things now known and all matters and things which may hereafter be discovered, if such there be. FNB further covenants not to sue, or initiate any other proceeding, including arbitration, with respect to such Claims or causes of action, and affirms that it has filed no claims or asserted any causes of action of any nature against Seitz. This includes but is not limited to claims or causes of action under federal, state, or local laws, and any claims or causes of action based on contract, tort, or common law.

9. Notwithstanding any other provision of this Agreement, the parties agree that this Agreement is not intended to and shall not be construed as a release or waiver of such rights as Seitz may have for indemnity as a former officer under state law, or the bylaws of FNB or any of its subsidiaries, for acts or omissions occurring on or before October 11, 2003, or his right to coverage under FNB's liability policies applicable to its officers and employees. The parties further agree that this Agreement is not intended to and shall not be construed to effect Seitz's rights as a shareholder of the common stock of FNB. Finally, this Agreement shall not be construed as a release or waiver of any the legal rights of Seitz with respect to the administration of FNB's Employee Stock Ownership Plan, 401(k) Defined Contribution Plan and the VBA Non-qualified Deferred Compensation Plan and the benefits due thereunder.

10. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia without regard to its conflicts of laws and rules, and the exclusive venue for the resolution of any disputes relating to this Agreement shall be Montgomery County, Virginia.

11. Seitz acknowledges that the content of this Agreement is intended to be confidential and that he will not disclose its terms to any party, other than his attorney, tax advisor, and the FNB Covered Persons (as hereinafter defined), except as may be required by law, without the prior written authorization of FNB. FNB acknowledges that the content of this Agreement is intended to be confidential and that only the most senior level management and the directors of FNB should be privy to it.

     FNB will not disclose the terms of this Agreement to any party other than most senior level management (including personnel in the Human Resources Department) directors, attorneys, auditors and tax advisors (the "FNB Covered Persons"), except as may be required by law, without the prior written authorization of Seitz. FNB shall cause the FNB Covered Persons to also agree to keep the Agreement confidential and abide by its terms. If disclosure of this Agreement is sought pursuant to regulatory authority, each party agrees to notify the other in writing within 48 hours of the request.

12. It is understood and agreed that this Agreement is not to be construed as an admission of liability or the commission of any unlawful act or breach of contractual obligation by either Seitz or FNB. Seitz and FNB agree that they will not attempt to introduce this Agreement or any of its terms as evidence in any legal proceeding, other than a legal proceeding in which one of the parties to this Agreement asserts that the other party has breached the provisions of this Agreement. If any other circumstance should arise in which one of the parties to the Agreement determines that any of the terms of this Agreement are relevant and necessary to a legal proceeding, the party seeking to use this Agreement or any of its terms shall promptly notify the other so that such other party may protect its interest.

13. When either party desires or is required to give a notice to the other party pursuant to any term of this Agreement, the notice shall be in writing and: (i) delivered personally; or (ii) sent by a nationally recognized overnight delivery service (such as, but not limited to, Federal Express), all charges prepaid; or (iii) sent by United States Postal Service certified mail, return receipt requested, postage prepaid. All notices shall be delivered or sent to the address for each party set forth below, or such other address as either party notifies the other of in accordance with the terms of this Agreement. Notices shall be deemed to have been given upon receipt or refusal to accept by the party to which the notice is delivered or sent.

                         If to FNB:            FNB Corporation
                                               P. O. Box 600
                                               Christiansburg, VA 24068-0600.

                         If to Seitz:          380 Tomahawk Drive
                                               Christiansburg, VA  24073.

14. This Agreement may be executed in one or more counterparts, and each counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.


Witness the following signatures this the ________ day of __________________,
________.



                                          ___________________________________
                                          Peter A. Seitz

Witness: _____________________________________


                                          FNB Corporation



                                          BY:  ______________________________
                                               William P. Heath, Jr. CEO

Witness: _____________________________________